Exhibit 10.1

POPEYES LOUISIANA KITCHEN DEVELOPMENT AGREEMENT

Between

POPEYES LOUISIANA KITCHEN, INC.

and

CAMBRIDGE QUALITY CHICKEN, LLC

Dev. Agr. No.:         3385 No. Options:     70 Date: October 9, 2017

[] Exclusive    [X] Non-Exclusive

POPEYES LOUISIANA KITCHEN DEVELOPMENT AGREEMENT

TABLE OF CONTENTS

I.	GRANT 2

II.	FRANCHISE FEES 3

III.	DEVELOPMENT SCHEDULE 3

IV.	FRANCHISED UNIT OPENINGS 4

V.	DEFAULT AND TERMINATION 9

VI.	TRANSFERABILITY OF INTEREST 11

VII.	CONFIDENTIAL INFORMATION 13

VIII.	COVENANTS 15

IX.	NOTICES 19

X.	NON-WAIVER 20

XI.	INDEPENDENT CONTRACTOR AND INDEMNIFICATION 20

XII.	APPROVALS 22

XIII.	ACKNOWLEDGMENT 22

XIV.	SEVERABILITY AND CONSTRUCTION 23

XV.	ENTIRE AGREEMENT AND APPLICABLE LAW 24

EXHIBIT “A” – DEVELOPMENT SCHEDULE
EXHIBIT “B” – DESCRIPTION OF DEVELOPMENT AREA EXHIBIT “C” – LEASE ADDENDUM
EXHIBIT “D” – ROFR PROCEDURES

POPEYES LOUISIANA KITCHEN DEVELOPMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made this 9th day of October , 2017, by and between POPEYES LOUISIANA KITCHEN, INC., a Minnesota corporation, with its principal place of business at 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346, U.S.A. (“Franchisor” or “Popeyes”) and CAMBRIDGE QUALITY CHICKEN, LLC, a Delaware limited liability company, with its principal place of business at 8010 Stage Hills Blvd., Bartlett, Tennessee 38133 (“Developer”).

WITNESSETH:

WHEREAS, Franchisor has developed and owns a unique system for opening and operating restaurants (“Popeyes Restaurant(s)”) specializing in the preparation, merchandising, advertising and sale of “Louisiana” style menu items that include spicy chicken, biscuits, fried shrimp and other seafood, red beans and rice and other quick-service menu items developed and owned by Franchisor (the “Popeyes System” or “System”)

WHEREAS, the distinguishing characteristics of the Popeyes System include the names “Popeyes”, “Popeyes Chicken and Biscuits” and “Popeyes Louisiana Kitchen”; specially designed buildings, distinctive interior and exterior layouts, trade dress, decor, color schemes, and furnishings; confidential food and beverage formulas and recipes; specialized menus; and standards and specifications for equipment, equipment layouts, products, operating procedures, and training programs, all of which may be changed, improved, and further developed by Franchisor from time to time;

WHEREAS, Franchisor identifies the Popeyes System by means of certain trade names, service marks, trademarks, logos, emblems, and other indicia of origin, including the marks “Popeyes”, “Popeyes Chicken and Biscuits” and “Popeyes Louisiana Kitchen” and such other trade names, service marks, trademarks and trade dress as are now, or may hereafter, be designated by Franchisor for use in connection with the Popeyes System (collectively referred to as the “Proprietary Marks”);

WHEREAS, Franchisor continues to develop, use, and control the use of the Proprietary Marks in order to identify for the public the source of services and products marketed thereunder in the Popeyes System and to represent the Popeyes System’s high standards of quality, appearance, and service;

WHEREAS, Developer wishes to be assisted, trained and licensed by Franchisor as a Popeyes developer and franchisee and licensed to use, in connection therewith, the Proprietary Marks;

WHEREAS, Developer understands the importance of the Popeyes System and Popeyes high and uniform standards of quality, cleanliness, appearance, and service, and the necessity of opening and operating Developer’s Popeyes Restaurants in conformity with the Popeyes System; and

WHEREAS, Developer wishes to obtain the right to develop Popeyes Restaurants (“Franchised Units”) in the area described in this Agreement and to use the Popeyes System in connection with those Franchised Units;

NOW, THEREFORE, the parties hereto agree as follows:

I.	GRANT

1.01.    Franchisor hereby grants to Developer during the Development Term (as defined below), subject to the terms and conditions of this Agreement and as long as Developer shall not be in default of any material term of this Agreement or any other development, franchise or other agreement between Developer and Franchisor (or any parent, subsidiary or affiliate of Franchisor beyond applicable cure period), non-exclusive development rights to obtain franchises to establish and operate new Franchised Units, and to use the Popeyes System solely in connection therewith, at specific locations to be designated in separate franchise agreements (“Franchise Agreements”), executed as provided in Section 3.01. of this Agreement, and pursuant to the schedule set forth in Exhibit “A” to this Agreement (“Development Schedule”). Developer acknowledges and agrees that (i) it shall develop and open for business and keep open pursuant to the terms of this Agreement and each Franchise Agreement the minimum number of new Franchised Units in the Development Area in strict compliance with the Development Schedule (including each Year’s Cumulative Net Opening Target (as defined in Exhibit “A” attached hereto)), and (ii) Developer’s failure to do so shall constitute a default of this Agreement. Each Franchised Unit developed pursuant to this Agreement shall be located in the area described in Exhibit “B” to this Agreement (“Development Area”). The term of this Agreement (“Development Term”) begins on the date of this Agreement and expires on December 31, 2024. There is no renewal term for this Agreement.

1.02.    Other than the provision of a ROFR by Franchisor pursuant to Exhibit “D”, this Agreement is non-exclusive. Franchisor retains the right at all times to establish and/or to license others to establish Franchised Units anywhere in the Development Area during or after the Development Term.

1.03.    Each Franchised Unit for which a development right is granted hereunder shall be established and operated pursuant to a Franchise Agreement to be entered into between Developer and Franchisor in accordance with Section 3.01. hereof.

1.04.    This Agreement is not a Franchise Agreement, and does not grant Developer any right to use Franchisor’s Proprietary Marks or the Popeyes System, but merely sets forth the terms and conditions under which Developer will be entitled to obtain a Franchise Agreement.

1.05.    Developer shall have no right under this Agreement to license others under the Proprietary Marks or to use the Popeyes System.

II.	FRANCHISE FEES

In consideration of the development rights granted herein and for administrative and other expenses incurred by Franchisor and for the development opportunities lost or deferred as a result of the rights granted Developer herein, and in consideration of the franchise granted to Developer under each Franchise Agreement, for the first Year (as defined in the Development Schedule) and each Year thereafter during the Development Term, Developer shall pay Franchise Fees to Franchisor in an aggregate amount equal to $50,000 multiplied by the Net Opening Target for the Year in question (each, a “Franchise Fee Prepayment”).

Each Franchise Fee Prepayment shall serve as a credit towards the Franchise Fees of
$50,000 due from Developer to Franchisor for the opening of each Franchised Unit for the applicable Year. Upon the execution of each Franchise Agreement, Franchisor will apply
$50,000 from the previously made Franchise Fee Prepayment as payment for the Franchise Fee owed by Developer for the applicable Franchised Unit until the full amount of the Franchise Fee Prepayment is applied.

Each Franchise Fee Prepayment shall be non-refundable, deemed fully earned by Franchisor upon payment, and paid in two equal installments, with the first installment coming due on or before January 1 of the Year in question, and the second installment due on or before July 1 of the Year in question; provided, that, (i) if Developer desires to enter into a Franchise Agreement but it does not have a credit in place from an installment of a Franchise Fee Prepayment paid to Franchisor, then Franchisor shall have no obligation to enter into such Franchise Agreement until Developer pays to Franchisor a Franchise Fee in immediately available funds in the amount of $50,000, which shall be non-refundable, and (ii) such $50,000 Franchise Fee payment may be deducted from the next Franchise Fee Prepayment installment due from Developer to Franchisor in accordance with this Agreement.

By way of example only, for Year 2018, Developer shall pay to Franchisor a Franchise Fee Prepayment of $500,000, payable as follows: on or before January 1, 2018, Developer shall pay to Franchisor an amount equal to $250,000, and on or before July 1, 2018, Developer shall pay to Franchisor an additional amount equal to $250,000. However, if Developer desires to enter into a Franchise Agreement prior to January 1, 2018, then Developer shall be obligated to pay a $50,000 Franchise Fee to Franchisor at the signing of such Franchise Agreement, and such
$50,000 Franchise Fee may be deducted from Developer’s Franchise Fee Prepayment installment due on January 1, 2018 (which would be $200,000).

III.	DEVELOPMENT SCHEDULE

3.01.    Developer shall exercise each development right granted herein only by executing a franchise agreement (“Franchise Agreement”) for each Franchised Unit for a site accepted by Franchisor in the Development Area as hereinafter provided. Developer’s right to execute such a Franchise Agreement shall be contingent upon Developer’s performance of all of the terms and conditions of this Agreement and any other development, franchise or other agreements between Developer and Franchisor. The Franchise Agreement for each Franchised Unit developed pursuant to this Agreement shall be in the form of Franchisor’s then current Franchise Agreement; provided, however: (i) the recurring, non-refundable royalty fee payable pursuant to the Franchise Agreement shall be five percent (5%) of Gross Sales (as defined in Franchisor’s current form of Franchise Agreement included in Franchisor’s Disclosure Document issued March 27, 2017, and (ii) to the extent the terms of Franchisor’s then current Franchise Agreement are inconsistent with this Agreement, this Agreement shall control.

3.02.    Recognizing that time is of the essence in this Agreement, Developer agrees to exercise the development rights granted hereunder in the manner specified in Section IV hereof and to satisfy the Development Schedule. Failure by Developer to adhere to the Development Schedule shall constitute a default under this Agreement, as provided in Section 5.03. hereof.

3.03.    Developer further acknowledges and agrees that following the date of this Agreement, Franchisor intends to establish (or, alternatively, if currently in existence, Franchisor intends to continue to maintain) an advertising cooperative in each designated market area, as defined by Nielsen Media Research, Inc. (“DMA”), in which a Franchised Unit is located or to be located, at which time Developer shall be obligated to make a cooperative contribution in an amount that is not less than the amount designated by such cooperative, based upon a percentage of such Franchised Unit’s Gross Sales for the preceding week, payable weekly (or on such other basis as may be set forth in the Manual or otherwise agreed to in writing by Franchisor). Such cooperative contribution shall be sent to Franchisor together with the Advertising Fund Contributions of 4% of Gross Sales (as defined in Franchisor’s current form of Franchise Agreement included in Franchisor’s Disclosure Document issued March 27, 2017), and will be allocated by Franchisor to the applicable advertising cooperative account, which will be administered by Franchisor. Developer also acknowledges and agrees that (i) Developer shall make such cooperative contributions until such time otherwise provided by Franchisor in writing, (ii) such cooperative contributions are the “Co-op Contributions” under and as governed by the applicable Franchise Agreement and are in addition to (and not in lieu of) any other separate payments, fees, or contributions provided for under any Franchise Agreement (including the Royalty Fees and the Advertising Fund Contributions), and (iii) Developer’s failure to make any such cooperative contribution shall be deemed a default of the applicable Franchise Agreement. Developer further covenants to Franchisor that Developer shall, for the entire term of each Franchise Agreement (including any renewals, if any), cast its votes in each advertising cooperative in each DMA relating to each Franchised Unit in favor of an above-the-fund local advertising cooperative rate that is equal to or greater than 1.0% of such Franchised Unit’s Gross Sales.

IV.	FRANCHISED UNIT OPENINGS

4.01.    Developer shall submit a complete site acceptance request package for each Franchised Unit for review by Franchisor, together with such site information as required by Franchisor to evaluate the proposed site. Franchisor shall, provided there then exists no default by Developer under this Agreement or any other development, franchise or other agreement between Developer and Franchisor, evaluate each site, proposed site plan, floor plan, and elevations proposed for which Developer has provided all necessary evaluation information, and shall promptly (but not more than (i) at all times on or before December 31, 2018, thirty (30) days, and (ii) at all times on or after January 1, 2019, forty-five (45) days, in either case, after receipt of Developer’s complete site acceptance request package (including the proposed site plan, floor plan and elevations)) send to Developer written notice of acceptance or non- acceptance of the site plans and evaluations; provided, that, Developer acknowledges and agrees that the foregoing shall be subject to the requirements of Franchisor’s impact policy standards, and in the event an impact study analysis is requested under such policy, such notice of acceptance or non-acceptance may be delayed by thirty (30) to forty-five (45) additional days. Developer’s receipt of Franchisor’s written notice of acceptance only shall serve to constitute acceptance of a site. Developer agrees that Franchisor may refuse to accept a site for a proposed Franchised Unit for any reason, in Franchisor’s sole judgment applying standards consistent with criteria Franchisor uses to approve sites in other comparable market areas, including Developer’s failure to demonstrate sufficient financial capabilities to properly develop, operate and maintain the proposed Franchised Unit. To this end, Developer shall furnish Franchisor with such financial statements and other information regarding Developer and the development and operation of the proposed Franchised Unit, as Franchisor reasonably may require. Site acceptance does not assure that a Franchise Agreement will be executed. Franchisor’s acceptance of one or more sites is not a representation or a promise by Franchisor that a Franchised Unit at the accepted site will achieve a certain sales volume or a certain level of profitability. Similarly, Franchisor’s acceptance of one or more sites and its refusal to accept other sites is not a representation or a promise that an accepted site will have a higher sales volume or be more profitable than a site which Franchisor did not accept. Franchisor assumes no liability or responsibility for: (i) evaluation of an accepted site’s soil for hazardous substances; (ii) inspection of any structure on the accepted site for asbestos or other toxic or hazardous materials; (iii) compliance with the Americans With Disabilities Act (“ADA”); or (iv) compliance with any other applicable law. It is Developer’s sole responsibility to obtain satisfactory evidence and/or assurances that the accepted site (and any structures thereon) is free from environmental contamination and in compliance with the requirements of the ADA.

4.02.	Developer and Franchisor each agrees as follows:

A.    Within ninety (90) days after notice of Franchisor’s site acceptance, Developer shall submit, in writing to Franchisor, satisfactory proof to Franchisor that Developer:

1.    owns the accepted site at which the Franchised Unit is to be developed and operated (the “Franchised Location”);

2.    has leased the Franchised Location for a term which, with renewal options, is not less than the initial term of the Franchise Agreement; or

3.    has entered into a written agreement to purchase or to lease the Franchised Location on terms provided herein, subject only to obtaining necessary governmental permits. The proof required by this Section includes submission of executed copies of all leases and deeds, as well as all governmental approvals if effectiveness of the leases or deeds is conditioned thereon. Notwithstanding the foregoing, Developer shall not be deemed to be in default under this Agreement if Developer’s written agreement to purchase or to lease the Franchised Location is subject to other commercially reasonable contingencies and conditions to closing.

If Developer proposes to lease or sublease the Franchised Location, the lease or sublease shall not contain any covenants, use clauses or other obligations that would prevent Developer from performing its obligations under this Agreement. Any lease, sublease, or lease memorandum for the Franchised Location shall contain an addendum substantially in the form attached hereto as Exhibit “C” or language in the body of such document containing the provisions substantially in the form of the addendum. The addendum includes provisions providing certain rights to Franchisor, including among other things: (i) certain assignment rights related to Franchisor and other Popeyes franchisees; (ii) Franchisor rights upon uncured defaults of the lease/sublease; and (iii) de-identification rights upon expiration and/or termination of the lease/sublease. Additionally, any lease, sublease, or lease memorandum for the Franchised Location shall contain provisions that satisfy the following requirements during the entire term of the lease/sublease, including any renewal terms:

a.    The landlord consents to Developer’s use of the proprietary signs, distinctive designs and layouts of the Popeyes System, the Proprietary Marks, and upon expiration or the earlier termination of the lease, consents to permit Developer, at Developer's expense, to remove all such items and other trade fixtures, so long as Developer makes repairs to the building caused by such removal.

b.    The landlord agrees that Developer shall be solely responsible for all obligations, debts and payments under the lease.

c.    The landlord agrees not to amend or otherwise modify the lease in any manner that would affect any of the foregoing requirements, including the lease addendum, without the prior written consent of Franchisor, which consent shall not be unreasonably withheld.

B.    Developer shall be obligated to prepare final and complete plans and specifications for the construction (whether in connection with new construction, renovation, or otherwise) and decoration of the Franchised Unit, which must be in conformity with Franchisor’s standards and specifications for Franchised Units, as set out in the plans and specifications made available to Developer as described below, the Manual (as defined in the Franchise Agreement) or otherwise in writing (the “Construction Plans”). Franchisor will make available to Developer standard plans and specifications to be utilized only in the development of Developer’s Construction Plans for the Franchised Unit. Developer may not modify or deviate from such standard plans and specifications or Developer’s approved equipment plan (including any modifications or deviations that may be required by local or state laws, regulations or ordinances) without Franchisor’s prior written consent.

1.    The final Construction Plans for new, freestanding construction shall include survey, site plan and details, utility plan and details, paving and grading plan and details, storm drainage plan and details, site lighting plan, landscape and irrigation plans, foundation plan and details and other documents required by local regulation as well as a complete set of the standard plans site- adapted and sealed by Developer’s architect at Developer’s cost to meet local regulation.

2.    The final Construction Plans for conversions or completion of existing buildings must include a site plan with dimensioned drive-thru details, dimensioned floor plan, reflected ceiling plan, material and fixture schedules, equipment plan and schedule, dimensioned exterior elevations and details, exterior finish schedule, dimensioned interior elevations and details, interior finish schedule, core drill plan, kitchen equipment elevations including utility rough-in dimensions, dimensioned plumbing and electrical plans and fixture schedules, low-voltage schematic plans and elevations, electrical panel schedule, mechanical plan, hood details including fire suppression system, HVAC equipment schedule (existing or new), and any other documents required by local regulation.

3.    For each Franchised Unit to be developed hereunder, Franchisor shall provide Developer up to two (2) equipment layout drawings for an accepted site in the most recent version of AutoCAD within ten (10) business days after receipt of Developer’s existing conditions plan for such site in AutoCAD (or, alternatively, if such site is vacant with no structures or improvements, an AutoCAD survey of such site).

4.    Developer assumes all cost, liability and expense for developing, constructing and equipping the Franchised Units. It shall be Developer's responsibility to have prepared Construction Plans to suit the shape and dimensions of the Franchised Location and Developer shall ensure that the Construction Plans comply with applicable ordinances, ADA requirements, building codes and permit requirements and with lease requirements and restrictions. Developer shall obtain and use only registered architects, registered engineers, and professional and licensed contractors who demonstrate to Franchisor’s reasonable satisfaction the ability to meet Franchisor’s reasonable quality standards (as determined by Franchisor in its reasonable discretion), in each case, to prepare the Construction Plans (including surveys and site and foundation plans), to adapt the Construction Plans to applicable local or state laws, regulations or ordinances, and to construct the Franchised Unit. Developer shall bear all costs and expenses incurred in connection with the preparation of all Construction Plans (including the costs and expenses incurred for any plans containing deviations or modifications from Franchisor’s standard plans and specifications).

5.    Developer shall submit all Construction Plans to Franchisor in PDF and AutoCAD format promptly upon Developer’s receipt of its building permit. Franchisor shall evaluate Developer’s Construction Plans to determine whether such plans conform to Franchisor’s standard plans, brand image, approval equipment plan, or completeness. If appropriate, Franchisor will approve Developer’s Construction Plans. Franchisor assumes no liability for the adequacy of any Construction Plan.

6.    The Franchised Unit may not open if construction has not been performed in substantial compliance with Developer’s Construction Plans as approved by Franchisor. This Agreement may be terminated if such non- compliance is not cured within a commercially reasonable amount of time.

C.    Within ninety (90) days after notice of Franchisor’s site acceptance, Developer shall execute the Franchise Agreement, if one has not already been executed, and pay all fees required thereunder unless already paid pursuant to this Agreement. Notwithstanding the foregoing, Developer shall not be required to execute a Franchise Agreement prior to closing on the purchase or lease of the site. Each of Matt Perelman and Alex Sloane (collectively, “Owners”) shall jointly and severally guarantee Developer’s payment and performance under this Agreement and also shall bind themselves to the terms of this Agreement pursuant to a Guaranty and Subordination, in a form acceptable to Franchisor. Franchisor reserves the right, in its sole discretion, from time to time upon consideration of certain circumstances presented by Developer such as for family estate planning purposes, to waive the requirement that some or all of the previously described individuals execute the Guaranty and Subordination. Franchisor reserves the right to require any guarantor to provide personal financial statements to Franchisor from time to time in Franchisor’s reasonable discretion.

4.03.    Developer shall procure the insurance coverage provided for in Section XI of the Franchise Agreement, prior to commencement of construction of a Franchised Unit, and shall maintain such insurance coverage throughout the term of the Franchise Agreement.

4.04.    Developer shall (i) commence construction or renovation of each Franchised Unit within fifteen (15) days after issuance of all requisite construction permits (provided that Franchisor’s approval of Developer’s Construction Plans has been obtained) and (ii) promptly notify Franchisor of each construction commencement date. Notwithstanding the foregoing, Developer shall not be deemed to be in default under this Agreement if Developer commences construction of a Franchised Unit after such fifteen (15) day period provided Developer commences construction of the Franchised Unit a reasonable time thereafter. Developer shall at all times, use its best efforts to obtain all necessary construction permits in order to avoid delays in the commencement of construction or renovation of the Franchised Units. In the construction of each Franchised Unit, Developer shall only use general contractors and architects duly licensed by the jurisdiction in which the Franchised Unit is to be constructed or renovated and (upon Franchisor’s request) approved, in writing, by Franchisor. If commencement of construction or renovation is delayed by a cause beyond the reasonable control of Developer, the date upon which commencement of construction or renovation is to begin may be extended by obtaining written approval of Franchisor.
4.05.    Subject to a Force Majeure Event (as defined below), Developer shall have completed construction or renovation and commenced operation of the Franchised Unit within three hundred sixty (360) days from execution of the Franchise Agreement. Franchisor may, in its sole discretion, extend this period to address unforeseen construction delays, not within the control of Developer. Nothing herein shall be deemed to relieve Developer of the obligation of complying with the Development Schedule. Any delay resulting from any Force Majeure Event shall extend performance or excuse performance, in whole or in part, as reasonably determined by Franchisor according to the applicable circumstances. As used above, the term “Force Majeure Event” shall mean any of the following events: acts of God, earthquake, blizzard or flood, fires, embargoes, trade sanctions, technological disaster, war, riot or terrorist acts.

4.06.    At least forty-five (45) days prior to the proposed commencement of operation of each Franchised Unit, Developer shall notify Franchisor in writing of such proposed opening. Upon receipt of such notice, Franchisor shall provide a representative to be present at the opening of the first Franchised Unit. Each Franchised Unit shall not open until Developer has received Franchisor’s prior written approval to open.

V.	DEFAULT AND TERMINATION

5.01.    The rights granted to Developer in this Agreement have been granted based upon Developer’s representations and assurances, among others, that the conditions set forth in Sections III and IV of this Agreement will be met by Developer in a timely manner.

5.02.    Developer shall be deemed to be in default under this Agreement, and all rights granted herein shall automatically terminate without notice to Developer, if Developer shall become insolvent or make a general assignment for the benefit of creditors; if a petition in bankruptcy is filed by Developer or such a petition is filed against Developer and not opposed by Developer; or if Developer is adjudicated bankrupt or insolvent; or if a receiver or other custodian (permanent or temporary) of Developer’s assets or property, or any part thereof, is appointed by any court of competent jurisdiction; or if proceedings for a composition with creditors under the applicable law of any jurisdiction should be instituted by or against Developer; or if a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless a supersedeas bond is filed); or if Developer is dissolved; or if execution is levied against Developer’s property or business; or if suit to foreclose any lien or mortgage against the premises or equipment of any Franchised Unit developed hereunder is instituted against Developer and not dismissed within thirty (30) days; or if the real or personal property of any Franchised Unit developed hereunder shall be sold after levy thereupon by any sheriff, marshal, or constable.

5.03.    If Developer fails to comply with the Development Schedule (including any Year’s Cumulative Net Opening Target) or any other material term of this Agreement, fails to obtain Franchisor’s acceptance of a site or approval of construction plans and proceeds to commence construction of a Franchised Unit at the site, utilizes construction plans that do not conform to Franchisor’s approved standards and specifications, or fails to comply with any material term or condition of any Franchise Agreement covering a Franchised Unit established hereunder, or any other agreement between Developer or any affiliate of Developer and Franchisor or any affiliate of Franchisor, such action shall constitute a default under this Agreement. Upon such default,

Franchisor, in its discretion, may, effective immediately upon the mailing of written notice by Franchisor to Developer, do any one or more of the following:

A.    Terminate this Agreement and all rights granted hereunder without affording Developer any opportunity to cure the default;

B.    Reduce the number of Franchised Units which Developer may establish pursuant to Section 1.01. of this Agreement; or

C.    Withhold evaluation or approval of site proposal packages and refuse to permit the opening of any Franchised Unit then under construction or otherwise not ready to commence operations.

In addition to the foregoing, Developer also acknowledges and agrees as follows:

i.    If Developer fails to comply with the Development Schedule for a certain Year, then Developer shall be obligated (upon notice from Franchisor) to pay to Franchisor an amount from Developer equal to the Franchise Fee Prepayment for the immediately following Year. For the avoidance of doubt, Developer will not be required to pay to Franchisor any Franchise Fee Prepayment for any other subsequent Year. By way of example only, if Developer does not achieve the Cumulative Net Opening Target for Year 2019, then Developer shall be obligated to pay to Franchisor an aggregate amount of $500,000, which is equal to the Franchise Fee Prepayment for Year 2020 (but Developer will not be required to pay to Franchisor the Franchise Fee Prepayment for Years 2021, 2022, or 2023). In the event Developer pays to Franchisor a Franchise Fee Prepayment for a certain Year and this Agreement is terminated during such Year, then (i) Developer shall have a credit for that portion of the Franchise Fee Prepayment that has not yet been applied by Franchisor for new Franchised Units, regardless of whether the Net Opening Target has been met for the Year in question, and (ii) if any portion of such credit remains unapplied by Developer within 12 months following the termination date of this Agreement, then such unapplied portion of the credit shall automatically expire (without any further action by or notice from Franchisor). By way of example only, suppose that as of September 1, 2019, (i) Developer has paid to Franchisor a Franchise Fee Prepayment of $500,000 for Year 2019; (ii) Developer has developed and opened two (2) new Franchised Units; and (iii) Franchisor has applied $100,000 of the $500,000 Franchise Fee Prepayment for Year 2019 to those two (2) Franchised Units, leaving $400,000 of the Franchise Fee Prepayment that has not yet been applied. If Developer terminates this Agreement on September 1, 2019, Developer will have a credit of $400,000 to be applied to Franchise Fees payable by Developer to Franchisor for eight (8) new Popeyes restaurants to be developed by Developer in accordance with Franchisor’s then-current standards and requirements for new restaurant development. Any portion of that $400,000 credit that, as of September 1, 2020, has not yet been applied to the Franchise Fees for new Popeyes restaurant development will automatically expire; and
ii.    Franchisor shall be entitled to pursue any other remedies available hereunder or at law or in equity.

5.04.    Upon termination of this Agreement, Developer shall have no right to establish or operate any Franchised Unit for which a Franchise Agreement has not been executed by Franchisor and delivered to Developer at the time of termination; and Franchisor shall be entitled to establish, and to license others to establish, Franchised Units in the Development Area, except as may be provided under any other agreement which is then in effect between Franchisor and Developer.

5.05.    An act or omission that constitutes a default under this Agreement but not a default under an existing Franchise Agreement between the parties hereto shall not constitute a default under such Franchise Agreement.

5.06.    The parties to this Agreement acknowledge and agree that upon Franchisor’s receipt of (i) a non-refundable early termination fee in the amount of $500,000.00 in immediately available funds (which early termination fee shall be in addition to and not in lieu of any other amount(s) that may be owed by Developer to Franchisor, whether under this Agreement, any Franchise Agreement, or any other agreement between Developer and Franchisor), and (ii) a general release of all claims that Developer may have against Franchisor (in form and substance reasonably satisfactory to Franchisor), Developer may terminate this Agreement. Notwithstanding such termination, Developer shall continue to be bound by and will comply with all of the requirements of this Agreement that by their nature are intended to survive the termination or expiration of this Agreement (including the covenants against competition, the obligation to defend, indemnify and hold harmless Franchisor from matters resulting from or alleged to have resulted from or in connection with Developer’s operation of any Franchised Unit, and against disclosure of confidential information as specified therein).

VI.	TRANSFERABILITY OF INTEREST

6.01.    Transfer by Franchisor. This Agreement shall inure to the benefit of the successors and assigns of Franchisor. Franchisor shall have the right to transfer or assign its interest in this Agreement to any person, persons, partnership, association, corporation or other entity. If Franchisor’s assignee assumes all of the obligations of Franchisor hereunder and sends Developer written notice of the assignment so attesting, Developer agrees promptly to execute a general release of Franchisor, and any affiliates of Franchisor, from claims or liabilities of Franchisor under this Agreement.

6.02.    Transfer by Developer. Developer understands and acknowledges that the rights and duties set forth in this Agreement are personal to Developer, and that Franchisor has granted this Agreement in reliance on Developer’s business skill and financial capacity. Accordingly, neither (i) Developer, nor (ii) any immediate or remote successor to Developer, nor (iii) any individual, partnership, corporation or other legal entity which directly or indirectly owns any interest in Developer or in this Agreement, shall sell, assign, transfer, convey, donate, pledge, mortgage, or otherwise encumber any direct or indirect interest in this Agreement or in Developer without the prior written consent of Franchisor, which consent may be withheld by Franchisor at its sole discretion. Any purported assignment or transfer, by operation of law or otherwise, not having the written consent of Franchisor as described above, shall be null and void, and shall constitute a material breach of this Agreement, for which Franchisor may then terminate without opportunity to cure pursuant to Section 5.03. of this Agreement. Developer understands and acknowledges that individual development rights to obtain franchises to establish and operate Franchised Units may not be transferred except in connection with an approved transfer of this Agreement, together with all remaining development options due to be developed under this Agreement, in accordance with the conditions set forth herein.

Notwithstanding anything herein to the contrary, the owners of the direct or indirect equity interests in Developer may sell, assign, transfer, convey, donate, pledge, mortgage or otherwise encumber such interests (whether to each other or to individuals or entities that are not owners of direct or indirect equity interests in Developer as of the date of this Agreement), but subject to and only so long as the following requirements are fully satisfied:

(i)
In the case of a transfer to a transferee that (A) is not Matt Perelman or Alex Sloane, and (B) owns direct or indirect equity interests in Developer as of the date of this Agreement, such transfer shall be permitted so long as (I) such transferee shall not at any time be involved in the day-to-day operations, management, or affairs of Developer, any parent entity of Developer, or any Franchised Unit, (II) such transferee shall not at any time have access to Franchisor’s confidential or proprietary information regarding the System, and (III) such transferee shall not at any time have any ability to vote upon the day-to-day operations, management, or affairs of Developer or any parent entity of Developer (whether via such transferee's equity interests or otherwise;

(ii)
In the case of a transfer to a transferee that (A) is not Matt Perelman or Alex Sloane, and (B) does not own any direct or indirect equity interests in Developer as of the date of this Agreement, such transfer shall be permitted so long as after giving effect to such transfer, such transferee shall not own in the aggregate five percent (5%) or more of the outstanding direct or indirect equity interests in Developer;

(iii)
After giving effect to a transfer permitted under clause (i) or clause (ii) above, Matt Perelman and Alex Sloane (whether individually or collectively, and to the exclusion of any other third party) shall maintain the sole power to control and direct the day-to-day operations, management, and affairs of Developer, each parent entity of Developer, and each Franchised Unit;

(iv)	A transfer of direct or indirect equity interests in Developer to Matt Perelman or Alex Sloane shall be permitted; and

(v)	In the event of a transfer permitted under clause (i), clause (ii), or clause
(iv) above, within the 15-day period immediately following any such transfer, Developer shall provide Franchisor with written notice of such transfer and, upon Franchisor’s request, copies of documentation evidencing such transfer.

VII.	CONFIDENTIAL INFORMATION

7.01.    Developer shall not, during the Development Term or thereafter, communicate, divulge, or use for the benefit of any other person, persons, partnership, association, corporation or other entity any confidential information, knowledge, or know-how concerning the construction and methods of operation of any Franchised Unit which may be communicated to Developer, or of which Developer may be apprised, by virtue of Developer’s operation under the terms of this Agreement. Developer shall divulge such confidential information only to: (i) such directors, officers, and employees of Developer as must have access to it in order to exercise the development rights granted hereunder and to establish and operate the Franchised Units pursuant to the Franchise Agreement; (ii) Developer’s attorneys, professional advisors, and certified public accountants on an as needed basis for legitimate business purposes of the Developer; and (iii) Developer may be required by law, provided, Developer shall give Franchisor prior written notice of any such required disclosure immediately upon receipt of notice by Developer in order for Franchisor to have the opportunity to seek a protective order or take such other actions as it deems appropriate under the circumstances. Without limiting the generality of the foregoing, Developer may share with its financing sources (debt or equity) the terms of this Agreement.

7.02.    Any and all information, knowledge, and know-how, including drawings, materials, equipment, recipes, prepared mixtures or blends of spices or other food products, and other data, which Franchisor designates as confidential, either specifically in writings of any kind, course of conduct, or which otherwise derives economic value, actual or potential, from not being generally known, and not ascertainable by proper means and in the subject of reasonable efforts, under the circumstances, to maintain secrecy, and any information, knowledge, or know- how which may be derived by analysis thereof, shall be deemed confidential for purposes of this Agreement, except information which Developer can demonstrate came to Developer’s attention prior to disclosure thereof by Franchisor or which, at the time of disclosure thereof by Franchisor to Developer, had become a part of the public domain, through publication or communication by others or which, after disclosure to Developer by Franchisor, becomes a part of the public domain, through publication or communication by others. For the purposes of Section 7.01 and 7.02, confidential information shall not include information or matter which at the time of disclosure is generally available to the public or thereafter becomes generally available to the public other than through a breach of any obligation under this Agreement caused by an act or omission on the part of Developer.

7.03.    At Franchisor’s request, Developer shall require all personnel employed by Developer who have received or will receive training from Franchisor, and all officers, directors, and holders of a direct or indirect legal or beneficial ownership interest of ten percent (10%) or more in Developer, in each case, to execute a confidentiality agreement containing confidentiality obligations similar to those set forth in Section VII of this Agreement (including a prohibition against communicating, divulging or using for the benefit of any person, persons, partnership, association, corporation, or any other entity, any confidential information, knowledge, or know-how concerning the methods of operation of the Franchised Units). A duplicate original of each such agreement shall be provided to Franchisor upon execution. Every confidentiality agreement required by this Section 7.03. shall be in a form reasonably satisfactory to Franchisor and consistent with this Section 7, including specific identification of Franchisor as a third-party beneficiary of such confidentiality obligations with the independent right to enforce them. Failure by Developer to obtain execution of such a confidentiality agreement required by this Section 7.03. shall constitute a material breach of this Agreement.

7.04.    Franchisor may, prior to the execution of a Franchise Agreement, provide to Developer access to Franchisor’s confidential and proprietary Manual (as defined in the Franchise Agreement), which contains the operating standards, training standards, specifications, procedures and techniques prescribed by Franchisor from time to time. Otherwise, the Manual shall be made available to Developer as provided in the Franchise Agreement. The Manual shall at all times remain the sole property of Franchisor.

A.    Developer shall at all times treat the Manual, and the information contained therein, as confidential, and shall use all reasonable efforts to keep such information secret and confidential. Developer shall not, at any time, without Franchisor’s prior written consent, copy, duplicate, record, or otherwise make the Manual available to any unauthorized person or entity.

B.    In order for Developer to benefit from new knowledge, information, methods and technology adopted and used by Franchisor in the operation of the System, Franchisor may from time to time revise the Manual by bulletin, video, the Internet, electronic mail or by other written or electronic communication (including an online learning management system designated by Franchisor). Developer shall review, understand, adhere to and abide by all such revisions. Developer acknowledges and agrees that (a) Franchisor retains the right to modify, add to, or rescind any requirement, standard, or specification set forth in the Manual in order to adapt the Popeyes System to changing conditions, competitive circumstances, business strategies, business practices, and technological innovations and other changes that Franchisor deems appropriate in its business judgment, and (b) Developer shall comply with such modifications, additions, or rescissions. Notwithstanding the foregoing, no new requirement, standard or specification set forth in the Manual or otherwise, may act as a unilateral amendment to any express term, condition, or provision of this Agreement.

C.    If Developer desires to print a physical copy of the Manual, Developer agrees at all times to keep such copy current and up-to-date, and in the event of any dispute as to the contents of such copy, the terms of the Manual maintained by Franchisor shall be controlling.

D.    The Manual is intended to further the purposes of this Agreement, and is specifically incorporated, by reference, into this Agreement. Except as otherwise set forth in this Agreement, in the event of a conflict between the terms of this Agreement and the terms of the Manual, the terms of this Agreement shall control. Developer acknowledges and agrees that any required standards set forth in this Agreement and the Manual exist to protect Franchisor’s interests in the Popeyes System and the Proprietary

Marks and not for the purpose of establishing any control or duty to take control over those matters that are reserved to Developer (including the day-to-day operation of the Franchised Units and the conduct and management of Developer’s employees).

VIII.	COVENANTS

8.01.    Developer specifically acknowledges that, pursuant to this Agreement, Developer will receive valuable specialized training and confidential information, including information regarding the operational, sales, promotional, and marketing methods, procedures and techniques of Franchisor and the System. Developer covenants that, during the Development Term, Developer (who, unless otherwise specified, shall include for purposes of this Section VIII, collectively and individually, all officers, directors and holders of a direct or indirect legal or beneficial ownership interest of ten percent (10%) or more in Developer, and of any corporation directly or indirectly controlling Developer, if Developer is a corporation, and the general partners and any limited partners, including any corporation and the officers, directors and holders of a direct or indirect legal or beneficial ownership interest of ten percent (10%) or more in Developer, of a corporation which controls, directly or indirectly, any general or limited partner, if Developer is a partnership) shall not, either directly or indirectly, for Developer or through or on behalf of, or in conjunction with, any person, persons, partnership, association, corporation or other entity:

A.    Divert or attempt to divert any business or customer of the business franchised hereunder to any competitor by direct or indirect inducements or otherwise, or to do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Franchisor’s Proprietary Marks and the System;

B.    Solicit for employment any person who is, at that time, employed by Franchisor or by any other Popeyes franchisee, or otherwise, directly or indirectly, induce such person to leave his or her employment therewith, provided, that, the foregoing covenant shall not restrict or prohibit Developer from (i) making generalized searches for employees (by use of advertisements in print, electronic or social media, the engagement of search firms or otherwise), (ii) continuing its ordinary course hiring practices that are not targeted specifically or directly at employees of Franchisor or any other Popeyes franchisee, or (iii) hiring an employee of Franchisor or any other Popeyes franchisee who first initiates an employment discussion with Developer, so long as neither Developer nor any of its affiliates have not violated the foregoing covenant regarding solicitation and inducement ((i) through (iii) are hereinafter referred to as the “Non-Solicitation Exceptions”). For each instance in which Developer or any affiliate of Developer hires a manager or assistant manager, or other person who (A) has completed (or is scheduled to complete) the Popeyes Training Program for his or her applicable management role at the applicable Popeyes Restaurant, and (B) was employed by Franchisor or another Popeyes franchisee in the same or a contiguous designated market area for not less than the immediately preceding twelve (12) months, then Developer shall promptly pay Franchisor or such other Popeyes franchisee (as applicable) the sum of $5,000, whether or not such hiring violated the foregoing covenant regarding solicitation and inducement. If and to the extent such hiring violated the foregoing covenant, nothing contained herein (including Developer’s payment of the foregoing $5,000 sum) shall constitute a waiver by Franchisor of any rights or remedies against Developer; or

C.    Own, maintain, operate, engage in, or have any interest in any quick service (either takeout, on premises consumption, or a combination thereof) restaurant that specializes in the sale of chicken (“Disqualifying Restaurant”); provided, however, that the term “Disqualifying Restaurant” shall not apply to any business operated by Developer under a franchise agreement with Franchisor or an affiliate of Franchisor.

8.02.    Developer covenants that, except as otherwise approved in writing by Franchisor, Developer shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, association, corporation or other entity:

A.    For a period of two (2) years following expiration or termination of this Agreement, regardless of the cause for termination, own, maintain, engage in, or have an interest in any Disqualifying Restaurant which is located within the Development Area or within ten (10) miles of the Development Area; or

B.    Subject to the Non-Solicitation Exceptions set forth in Section 8.01. B., for a period of one (1) year following the termination or expiration of this Agreement, employ or seek to employ any person who is, at the time, employed by Franchisor or by any other Popeyes franchisee, or otherwise, directly or indirectly, induce such person to leave his or her employment therewith.

8.03.    At Franchisor’s request, Developer shall require and obtain execution of covenants similar to those set forth in this Section VIII (including covenants applicable upon the termination of a person’s relationship with Developer) from all personnel employed by Developer who have received or will receive training from Franchisor, and all officers, directors, and holders of a direct or indirect legal or beneficial ownership interest of ten percent (10%) or more in Developer. Every covenant required by this Section 8.03. shall be in a form reasonably satisfactory to Franchisor and consistent with this Section 8, including specific identification of Franchisor as a third-party beneficiary of such covenants with the independent right to enforce them. Failure by Developer to obtain execution of a covenant required by this Section 8.03. shall constitute a material breach of this Agreement. A duplicate original of each such covenant shall be provided by Developer to Franchisor immediately upon execution.

8.04.    The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Section VIII, is held unreasonable or unenforceable by a court or agency having jurisdiction in a final decision, Developer expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant was separately stated in and made a part of this Section VIII.

A.    Right to Reduce Covenants. Developer understands and acknowledges that Franchisor shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections 8.01. and 8.02. of this Agreement, or any portion thereof, without Developer’s consent, effective immediately upon receipt by Developer of written notice thereof, and Developer agrees that it shall comply with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of this Section VIII hereof.

B.    Injunctive Relief. The parties acknowledge that it will be difficult to ascertain with any degree of certainty the amount of damages resulting from a breach by of any of the covenants contained in this Section VIII. It is further agreed and acknowledged that any violation by Developer of any of said covenants will cause irreparable harm to Franchisor. Accordingly, Developer agrees that upon proof of the existence of a violation of any of said covenants, Franchisor will be entitled to injunctive relief against Developer in any court of competent jurisdiction having authority to grant such relief, together with all costs and reasonable attorneys’ fees incurred by Franchisor in bringing such action.

8.05.    Notwithstanding the foregoing, the confidentiality and non-competition requirements set forth in Sections 7.03, 8.01, and 8.03 above shall not apply to a holder of a direct or indirect legal or beneficial ownership interest of ten percent (10%) or more in Developer, but only so long as (A) such holder shall not at any time be involved in the day-to- day operations, management, or affairs of Developer, any parent entity of Developer, or any Franchised Unit, (B) such holder shall not at any time have access to Franchisor’s confidential or proprietary information regarding the System, and (C) such holder shall not at any time have any ability to vote upon the day-to-day operations, management, or affairs of Developer, any parent entity of Developer, or any Franchised Unit (whether via such holder’s equity interests or otherwise).

8.06.    During the Development Term, Developer further covenants to Franchisor as follows (and Developer acknowledges that its failure to fully comply with or satisfy any of the following covenants shall be deemed to be a failure to comply with a material term of this Agreement, in which case Franchisor may exercise all rights and remedies set forth in Section V hereof):

A.    Developer shall not at any time incur total Consolidated Funded Indebtedness (as defined below) and rent and lease obligations that would cause the ratio of (i) the total Consolidated Funded Indebtedness of Developer, plus the product of eight (8) multiplied by the aggregate amount of principal rent or lease payments made by Developer during the 12-month period immediately preceding the date of determination, minus the New Unit Adjustment (as defined below), and minus the cash or cash equivalents held by Developer, to (ii) the trailing twelve months EBITDAR (as defined below) of Developer ending at such time, to be greater than six (6.0) times.

As used above and herein, the following defined terms shall have the following meanings:

(i)    The term “Developer’s Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement dated as of March 7, 2017 among Louisiana Quality, LLC, Tennessee Quality, LLC, Mirabile Investment Corporation, and LQ Real Estate, LLC as the Borrowers and the Lenders party thereto, and Regions Bank, as Administrative Agent, as in effect on the date of this Agreement;

(ii)    The term “Consolidated Funded Indebtedness” shall have the meaning ascribed to such defined term in Developer’s Credit Agreement on the date of this Agreement;

(iii)    The term “New Unit Adjustment” shall have the meaning ascribed to such defined term in Developer’s Credit Agreement on the date of this Agreement;

(iv)    The term “Consolidated Net Income” shall have the meaning ascribed to such defined term in Developer’s Credit Agreement on the date of this Agreement; and

(v)    The term “EBITDAR” shall mean, for any period of measurement, an amount equal to Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (a) interest charges, (b) the provision for federal, state, local and foreign income taxes payable, (c) depreciation and amortization expense, (d) rent and lease expense, (e) other non-cash items reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (f) customary pre-opening expenses for such period, (g) all out-of-pocket transaction fees, costs and expenses incurred during such period (and, in each case, incurred as of or within 180 days after the transaction in connection with which such fees, costs and expenses are incurred) in connection with acquisitions, dispositions, investments and incurrences of indebtedness (including the closing of this Agreement), and (h) such other items which represent reasonable non-recurring or extraordinary charges; and minus the following to the extent included in calculating such Consolidated Net Income for such period: (i) federal, state, local and foreign income tax credits for such period, (ii) all non-cash items increasing such Consolidated Net Income which do not represent a cash item in such period or any future period, (iii) capital gains for such period, and (iv) such other items which represent non-recurring or extraordinary gains for such period, all as determined in accordance with GAAP.

Annually, upon Franchisor’s request after Developer’s fourth quarter numbers have been finalized, Developer shall at its sole expense promptly (but in any event within 20 days following the date of Franchisor’s request) submit to Franchisor such financial statements, reports, records, information and data as Franchisor provides pursuant to Developer’s Credit Agreement.

B.    Taking into consideration operations at all Popeyes restaurants owned and operated by Developer or any affiliate or subsidiary of Developer (whether developed under this Agreement or not) for more than one (1) year in the Development Area, such operations shall at all times, on average over all such stores, score in the top one-half (50%) of the Peer Category (as defined below) in which Franchisor reasonably places Developer for each of Franchisor’s then standard metrics as applied consistently across the Popeyes brand domestically.

As used above, the term “Peer Category” shall mean each category of similarly situated Popeyes franchisees that Franchisor may designate from time to time in its discretion. By way of example only, as of the date of this Agreement, Franchisor has determined that each of the following constitutes a Peer Category: (i) all Popeyes franchisees owning five or fewer Popeyes restaurants, (ii) all Popeyes franchisees owning between six and fourteen Popeyes restaurants, and (iii) all Popeyes franchisees owning fifteen or more Popeyes restaurants.

8.07.	Franchisor and Developer further acknowledge and agree as follows:

A.    Under some or all of its Popeyes franchise agreements with its franchisees, Franchisor has (i) the right to approve all sales and assignments of Popeyes Restaurants to a third party (the “Prospective Purchaser”) in a franchisee-to-franchisee transfer or a franchisee-to-prospective franchisee transfer (an “F-to-F Transfer”), and (ii) a right of first refusal (“ROFR”) to purchase all of the assets constituting the Popeyes Restaurant, or the shares in the applicable franchisee, on the same terms as contained in any proposed purchase agreement between such franchisee and the Prospective Purchaser (the “Purchase Agreement”).

B.    During the Development Term, Franchisor agrees that it will provide Developer with an opportunity, on an exclusive basis, to acquire any Popeyes Restaurant in the Development Area that is the subject of an F-to-F Transfer by following the procedures set out in Exhibit “D” attached hereto (the “ROFR Procedures”) subject to the requirements and limitations set out in Exhibit “B”. Developer acknowledges that (a) Franchisor’s rights in any F-to-F Transfer (including its ROFR) are granted and limited by the language of the applicable Popeyes franchise agreement (each, a “Transferor Franchise Agreement”), (b) the effect and/or enforceability of such rights may be limited under applicable law, (c) Franchisor may have no legal right to withhold its consent to an F-to-F Transfer between its franchisees and third parties, (d) Franchisor makes no representation or warranty as to the enforceability of the ROFR or as to the application of the ROFR to a particular transaction or situation, and (e) the obligation of Franchisor hereunder does not extend to the proposed purchase of real property owned, leased, or otherwise under the control of Franchisor, a franchisee, or any third party.

IX.	NOTICES

Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, sent by registered mail, or by other means which will provide evidence of the date received to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to Franchisor:    Popeyes Louisiana Kitchen, Inc.
400 Perimeter Center Terrace Suite 1000
Atlanta, Georgia 30346, U.S.A. Attention: Head of Legal

Notices to Developer:    Cambridge Quality Chicken, LLC
8010 Stage Hills Blvd. Bartlett, TN 38133
Attention: Matt Perelman and Alex Sloane

All written notices and reports permitted or required to be delivered by the provisions of this Agreement shall be addressed to the party to be notified at its most current principal business address of which the notifying party has been notified and shall be deemed so delivered (i) at the time delivered by hand; or (ii) if sent by registered or certified mail or by other means which affords the sender evidence of delivery, on the date and time of receipt or attempted delivery if delivery has been refused or rendered impossible by the party being notified.

X.	NON-WAIVER

No failure of Franchisor to exercise any power reserved to it in this Agreement, or to insist upon compliance by Developer with any obligation or condition in this Agreement, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Franchisor’s right to demand exact compliance with the terms of this Agreement. Waiver by Franchisor of any particular default shall not affect or impair Franchisor’s right with respect to any subsequent default of the same or of a different nature, nor shall any delay, forbearance, or omission of Franchisor to exercise any power or rights arising out of any breach or default by Developer of any of the terms, provisions, or covenants of this Agreement, affect or impair Franchisor’s rights, nor shall such constitute a waiver by Franchisor of any rights hereunder or right to declare any subsequent breach or default. Subsequent acceptance by Franchisor of any payments due to it shall not be deemed to be a waiver by Franchisor of any preceding breach by Developer of any terms, covenants, or conditions of this Agreement.

XI.	INDEPENDENT CONTRACTOR AND INDEMNIFICATION

11.01.    This Agreement does not constitute Developer an agent, legal representative, joint venturer, partner, employee or servant of Franchisor for any purpose whatsoever. It is understood and agreed that Developer shall be an independent contractor and is in no way authorized to make any contract, agreement, warranty, or representation on behalf of Franchisor or to incur any debt or any other obligation in Franchisor’s name, and that Franchisor shall in no event assume liability for, or be deemed liable hereunder as a result of, any such action or by reason of any act or omission of Developer, or any claim or judgment arising therefrom. Neither this Agreement nor Franchisor’s course of conduct is intended, nor may anything in this Agreement (nor Franchisor’s course of conduct) be construed, to state or imply that Franchisor is the employer of Developer’s employees and/or independent contractors, nor vice versa. The parties further agree that this Agreement does not create any fiduciary or special relationship between them. In all public records, in relationships with other persons, and on letterhead and business forms, Developer shall indicate its independent ownership of the Franchised Units and that Developer is a franchisee of Franchisor.

11.02.    Developer shall hold itself out to the public to be an independent contractor operating pursuant to this Agreement. Developer agrees to take such actions as shall be necessary to that end. Developer shall have no right or power to, and shall not, bind or obligate Franchisor in any way or manner, nor shall Developer represent at any time that Developer has any right to do so. Without limiting the generality of the foregoing, Developer acknowledges that (i) Franchisor has no responsibility or obligation to ensure that the Franchised Units are developed in compliance with all applicable laws, ordinances, and regulations, and (ii) Franchisor shall have no liability in the event the development of the Franchised Units violates any applicable law, ordinance, or regulation.

11.03.    Developer agrees to defend, indemnify and hold harmless Franchisor, its parent, subsidiaries and affiliates, and their respective officers, directors, employees, agents, successors and assigns from all claims, demands, losses, damages, liabilities, cost and expenses (including attorneys’ fees and litigation expenses) resulting from, or alleged to have resulted from, or in connection with Developer’s development of the Franchised Units, including any claim or actions based on or arising out of (i) Developer’s violation of any applicable laws, rules, or regulations (including any applicable employment or workplace-related laws, rules, or regulations), (ii) the acts or omissions of Developer or any of its employees, or (iii) any injuries, including death to persons or damages to or destruction of property, sustained or alleged to have been sustained in connection with or to have arisen out of or incidental to the development of the Franchised Units and/or the performance of this Agreement by Developer, its agents, employees, and/or its subcontractors, their agents and employees, or anyone for whose acts they may be liable, regardless of whether or not such claim, demand, damage, loss, liability, cost or expense is caused in whole or in part by the negligence of Franchisor, Franchisor’s representative, or the employees, agents, invitees, or licensees thereof. For the avoidance of doubt, the provisions of this Section 11.03. shall survive the expiration or termination of this Agreement and be fully binding and enforceable as though such expiration or termination had not occurred.

11.04.    Franchisor shall advise Developer in the event Franchisor receives notice that a claim has been or may be filed with respect to a matter covered by this Agreement, and Developer shall immediately assume the defense thereof at Developer’s sole cost and expense. In any event, Franchisor will have the right, through counsel of its choice, to control any matter to the extent it could directly or indirectly affect Franchisor and/or its parent, subsidiaries or affiliates or their officers, directors, employees, agents, successors or assigns. If Developer fails to assume such defense, Franchisor may defend, settle, and litigate such action in the manner it deems appropriate and Developer shall, immediately upon demand, pay to Franchisor all costs (including attorneys’ fees and litigation expenses) incurred by Franchisor in affecting such defense, in addition to any sum which Franchisor may pay by reason of any settlement or judgment against Franchisor.

11.05.    Franchisor’s right to indemnity hereunder shall exist notwithstanding that joint or several liability may be imposed upon Franchisor by statute, ordinance, regulation or judicial decision.

11.06.    Developer agrees to pay Franchisor all expenses, attorneys’ fees and court costs, incurred by Franchisor, its parent, subsidiaries, affiliates, and their successors and assigns to remedy any defaults of or enforce any rights under this Agreement, effect termination of this Agreement or collect any amounts due under this Agreement. To the extent Developer’s obligation to make payment to Franchisor as required by any part of this Agreement shall be governed by OCGA Section 13-1-11 and Developer defaults with regard to such payment obligations, Developer shall pay attorneys’ fees in the amount of fifteen percent (15%) of the principal and interest owing to Franchisor in addition to all other costs and expenses actually incurred by Franchisor, including any costs or expenses incurred in connection with any arbitration, court, appellate, bankruptcy, or administrative proceeding (a “Proceeding”) and any experts’ fees and expenses, whether or not Franchisor commences a Proceeding.

XII.	APPROVALS

12.01.    Whenever this Agreement requires the approval of Franchisor, Developer shall make a timely written request to Franchisor therefore and such approval or consent granted shall be in writing and shall be timely provided. Whenever this Agreement or any related agreement grants, confers or reserves to Franchisor the right to take action, refrain from taking action, or grant or withhold Franchisor’s consent or approval, unless the provision specifically states otherwise, Franchisor may take into consideration Franchisor’s good faith assessment of the long term interests of all stakeholders in the Popeyes System. When the terms of this Agreement specifically require that Franchisor not unreasonably withhold Franchisor’s approval or consent, if Developer is in material default of this Agreement (after applicable notice and cure period), any withholding of Franchisor’s approval or consent will be considered reasonable.

12.02.    Franchisor makes no warranties or guaranties upon which Developer may rely, and assumes no liability or obligation to Developer or any third party to which Franchisor would not otherwise be subject, by providing any waiver, approval, advice, consent, or services to Developer in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.

XIII.	ACKNOWLEDGMENT

13.01.    Developer acknowledges that the success of the business venture contemplated by this Agreement involves substantial business risks and will be largely dependent upon the ability of Developer as an independent businessperson. Franchisor expressly disclaims the making of, and Developer acknowledges not having received, any warranty or guaranty, expressed or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.

13.02.    Developer acknowledges that Developer has received, read, and understands this Agreement, the exhibits hereto, and agreements relating hereto, if any; and Franchisor has accorded Developer ample time and opportunity to consult with advisors of Developer’s own choosing about the potential benefits and risks of entering into this Agreement.

13.03.    Developer acknowledges that Developer has received the Franchise Disclosure Document required by the Trade Regulation Rule of the Federal Trade Commission entitled “Disclosure Requirements and Prohibitions concerning Franchising and Business Opportunity Ventures” at least fourteen (14) calendar days prior to the date on which this Agreement was executed.

XIV.	SEVERABILITY AND CONSTRUCTION

14.01.    Except as expressly provided to the contrary herein, each section, paragraph, part, term, and/or provision of this Agreement shall be considered severable; and if, for any reason, any section, part, term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation, or have any other effect upon, such other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect to bind the parties; and said invalid portions, sections, parts, terms, and/or provisions shall be deemed not to be part of this Agreement.

14.02.    Except as has been expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Developer, Franchisor, Franchisor’s officers, directors, and employees, and Developer’s and Franchisor’s respective successors and assigns, any rights or remedies under or by reason of this Agreement.

14.03.    Developer expressly agrees to be bound by any covenant or promise imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court will hold to be unreasonable and unenforceable in a final decision to which Franchisor is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such court order.

14.04.    All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof. In this Agreement, the words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.

14.05.    All provisions of this Agreement which, by their terms or intent, are designed to survive the expiration or termination of this Agreement, shall so survive the expiration and/or termination of this Agreement.

14.06.    This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original and all of which together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile and any other electronic transmission (including PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.

XV.	ENTIRE AGREEMENT AND APPLICABLE LAW

15.01.    This Agreement, the documents referred to herein, and the exhibits hereto, constitute the entire, full, and complete agreement between Franchisor and Developer concerning the subject matter hereof and supersede any and all prior agreements. Nothing in this Agreement is intended to disclaim the representations made by Franchisor in its franchise disclosure document. Except for those permitted to be made unilaterally by Franchisor hereunder, no amendment, change, or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

15.02.    This Agreement takes effect upon its acceptance and execution by Franchisor and shall be interpreted and construed under the laws of the State of Georgia which laws shall prevail in the event of any conflict of law (without regard to, and without giving effect to, the application of Georgia choice of law or conflict of law rules); provided, however, that if the covenants in Section VIII of this Agreement would not be enforceable under the laws of Georgia, then such covenants shall be interpreted and construed under the laws of the State in which Developer operates the Franchised Units developed hereunder, or in the State where Developer is domiciled if Developer, at such time, is not operating any Franchised Units. Nothing in this Section XV is intended by the parties to subject this Agreement to any franchise or similar law, rule, or regulation of the State of Georgia to which this Agreement would not otherwise be subject.

15.03.    The parties agree that any action brought by Developer against Franchisor in any court, whether federal or state, shall be brought within such state and in the judicial district in which Franchisor has its principal place of business. Any action brought by Franchisor against Developer in any court, whether federal or state, may be brought within the state and in the judicial district in which Franchisor has its principal place of business. Developer hereby consents to personal jurisdiction and venue in the state and judicial district in which Franchisor has its principal place of business.

15.04.    No right or remedy herein conferred upon or reserved to Franchisor is exclusive of any other right or remedy herein, or by law or equity provided or permitted; but each shall be cumulative of any other right or remedy provided in this Agreement.

15.05.    Nothing herein contained shall bar Franchisor’s right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

15.06.    Any and all claims and actions arising out of or relating to this Agreement (including the offer and sale of any franchise), the relationship of Developer and Franchisor, or Developer’s operation of any Franchised Unit, brought by Developer shall be commenced within eighteen (18) months from the occurrence of the facts giving rise to such claim or action, or such claim or action shall be barred.
15.07.    Franchisor and Developer hereby waive to the fullest extent permitted by law any right to or claim of any consequential, punitive, or exemplary damages against the other, and agree that in the event of a dispute between them each shall be limited to the recovery of any actual damages sustained by it.

XVI.	GENERAL RELEASE

Developer (on behalf of itself and its parent, subsidiaries, affiliates and their respective past and present owners, officers, directors, shareholders, partners, agents and employees, in their corporate and individual capacities), all individuals who execute this Agreement and all guarantors of Developer’s obligations under this Agreement and all other persons or entities acting on Developer’s behalf or claiming under Developer (collectively, “Developer Releasors”) freely and without any influence, forever release and covenant not to sue Franchisor and its subsidiaries, predecessors and affiliates and their respective past and present officers, directors, shareholders, agents and employees, in their corporate and individual capacities (collectively, “Franchisor Releasees”), with respect to any and all claims, demands, liabilities and causes of action of whatever kind or nature, whether known or unknown, vested or contingent, suspected or unsuspected (collectively, “Claims”), that any of the Developer Releasors now own or hold or may at any time have owned or held as of the date of this Agreement, including Claims arising under federal, state and local laws, rules and ordinances and Claims arising out of, or related to this Agreement, any real estate contracts or development agreements and all other agreements between any Developer Releasors and any Franchisor Releasees, the development or proposed development of any System unit, the sale of a franchise to any Developer Releasors, the operation of any business using the System by any Developer Releasors and/or performance by any Franchisor Releasees of any obligations under any agreement with any Developer Releasors; provided, however, Claims shall not include claims arising from representations in the Franchise Disclosure Document, or its exhibits or amendments. Developer (on behalf of the Developer Releasors) agrees that fair consideration has been given for this release and fully understands that this is a negotiated, complete and final release of all of Developer Releasors’ Claims. DEVELOPER, ON BEHALF OF ITSELF AND THE DEVELOPER RELEASORS, WAIVES ANY RIGHTS AND BENEFITS CONFERRED BY ANY APPLICABLE PROVISION OF LAW EXISTING UNDER ANY FEDERAL, STATE OR POLITICAL SUBDIVISION THEREOF WHICH WOULD INVALIDATE ALL OR ANY PORTION OF THE RELEASE CONTAINED IN THIS AGREEMENT BECAUSE SUCH RELEASE MAY EXTEND TO CLAIMS THAT THE DEVELOPER RELEASORS DO NOT KNOW OR SUSPECT TO EXIST IN THEIR FAVOR AT THE TIME OF EXECUTION OF THIS AGREEMENT.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed, sealed, and delivered this Agreement in multiple originals as of the day and year first above-written.

WITNESS:    FRANCHISOR:

POPEYES LOUISIANA KITCHEN, INC.

/s/ Melody Stervens    By:    /s/ Chad Crawford
Chad Crawford
President, North America

WITNESS:    DEVELOPER:

CAMBRIDGE QUALITY CHICKEN, LLC

/s/ Lisa P. Simmons        By:    /s/ Matt Perelman
    Title:    Co-President

[SIGNATURE PAGE TO DEVELOPMENT AGREEMENT]

EXHIBIT "A"

POPEYES LOUISIANA KITCHEN DEVELOPMENT AGREEMENT

DEVELOPMENT SCHEDULE

YEAR ("Year")	Cumulative Net Opening Target
Year 2018: Period beginning on the date of this Agreement and ending on December 31, 2018, subject to a cure period of 120 days	10
Year 2019: Period beginning on January 1, 2019, and ending on December 31, 2019	20
Year 2020: Period beginning on January 1, 2020, and ending on December 31, 2020	30
Year 2021: Period beginning on January 1, 2021, and ending on December 31, 2021	40
Year 2022: Period beginning on January 1, 2022, and ending on December 31, 2022	50
Year 2023: Period beginning on January 1, 2023, and ending on December 31, 2023	60
Year 2024: Period beginning on January 1, 2024, and ending on December 31, 2024	70
TOTAL	70

On or before the expiration date of each Year described above, Developer shall be obligated to develop and have open for business in accordance with this Agreement the number of new Franchised Units necessary to fully satisfy such Year's cumulative net opening target described above (the "Cumulative Net Opening Target").

Each new Franchised Unit developed by Developer in accordance with this Agreement during each Year will be added towards the calculation to determine whether Developer has satisfied such Year's Cumulative Net Opening Target.

[Exhibit "A" is continued on following page.]
TO BE INITIALED BY BOTH PARTIES:
FRANCHISOR: /s/CC DEVELOPER: /s/MP

EXHIBIT "A"

POPEYES LOUISIANA KITCHEN DEVELOPMENT AGREEMENT

DEVELOPMENT SCHEDULE

Developer acknowledges and agrees that in no event will (i) any new Popeyes restaurant developed outside of the Development Area or (ii) any existing Popeyes restaurant acquired by Developer or any affiliate or subsidiary of Developer from a third-party (whether located inside or outside of the Development Area), in any case, be added towards the calculation to determine whether Developer has satisfied any Year's Cumulative Net Opening Target.

Developer also acknowledges and agrees that any Popeyes restaurant located inside of the Development Area and owned and operated by Developer or any affiliate or subsidiary of Developer (excluding Burger King restaurants but · including any Popeyes restaurant (i) developed by Developer under this Agreement, or (ii) acquired by Developer or an affiliate or subsidiary of Developer) that is permanently closed for business during any Year (regardless of whether such closure is due to expiration, early termination, or otherwise) shall be deducted from the calculation to determine whether Developer has satisfied such Year's Cumulative Net Opening Target. Developer shall not close any Popeyes restaurant without Franchisor's prior written consent, which Franchisor may withhold in its sole discretion.

TO BE INITIALED BY BOTH PARTIES: FRANCHISOR: /s/CC DEVELOPER: /s/MP

EXHIBIT "B"

POPEYES LOUISIANA KITCHEN DEVELOPMENT AGREEMENT

DESCRIPTION OF DEVELOPMENT AREA

The Development Area shall consist of the following:

Memphis, TN OMA: The following counties within the Memphis, TN DMA and shown on the Territory Map attached hereto as Schedule I:

A.	Counties within the State of Tennessee: Crockett, Dyer, Fayette, Hardeman, Haywood, Lauderdale, McNairy, Shelby, Tipton.

B.	Counties within the State of Mississippi: Alcorn, Benton, Coahoma, DeSoto, Lafayette, Marshall, Panola, Quitman, Tate, Tippah, Tunica.

C.	Counties within the State of Arkansas: Crittenden, Cross, Lee, Mississippi, Phillips, Poinsett, St. Francis.

Nashville, TN DMA: The following counties within the Nashville, TN DMA and shown on the Territory Map attached hereto as Schedule II:

A.
Counties within the State of Tennessee : Bedford, Benton, Cannon, Cheatham, Clay, Coffee, Davidson, Decatur, DeKalb, Dickson , Franklin, Giles, Henry, Hickman, Houston, Humphreys, Jackson, Lawrence, Lewis, Macon, Marshall, Maury, Montgomery , Moore, Overton, Perry, Pickett, Putnam, Robertson, Rutherford, Smith, Stewart, Sumner, Trousdale, Van Buren, Warren, Wayne, White, Williamson, Wilson.

B.	Counties within the State of Kentucky: Allen, Christian, Clinton, Cumberland, Logan, Monroe, Simpson, Todd, Trigg.

Knoxville, TN DMA: The following counties within the Knoxville, TN DMA and shown on the Territory Map attached hereto as Schedule ill:

A.
Counties within the State of Tennessee: Anderson, Blount, Campbell, Claiborne, Cocke, Cumberland, Fentress , Grainger, Hamblen, Hancock, Jefferson, Knox, Louden, Monroe, Morgan , Roane, Scott, Sevier, Union.

B.	Counties within the State of Kentucky: Bell, Harlan, McCreary.

[Exhibit "B" is continued on following page.]
TO BE INITIALED BY BOTH PARTIES:
FRANCHISOR: /s/CC DEVELOPER: /s/MP

EXHIBIT "B"

POPEYES LOUISIANA KITCHEN DEVELOPMENT AGREEMENT

DESCRIPTION OF DEVELOPMENT AREA

Tri-Cities, TN DMA: The following counties within the Tri-Cities, TN DMA and shown on the Territory Map attached hereto as Schedule IV:

A.	Counties within the State of Tennessee: Carter, Greene, Hawkins , Johnson, Sullivan , Unicoi, Washington.

B.	Counties within the State of Virginia: Buchanan, Dickenson , Lee, Russell, Scott, Smyth, Washington, Wise, Bristol , Norton.

C.	Counties within the State of Kentucky: Leslie, Letcher.

Chattanooga, TN DMA: The following counties within the Chattanooga, TN DMA and shown on the Territory Map attached hereto as Schedule V:

A.	Counties within the State of Tennessee: Bledsoe, Bradley, Grundy, Hamilton, McMinn , Marion, Meigs, Polk, Rhea, Sequatchie.

B.	Counties within the State of Georgia: Catoosa, Chattooga, Dade, Murray, Walker, Whitfield.

C.	Counties within the State of North Carolina: Cherokee.

Lexington, KY DMA: The following counties within the Lexington, KY DMA and shown on the Territory Map attached hereto as Schedule VI:

A. Counties within the State of Kentucky: Anderson, Bath, Bourbon, Boyle, Breathitt, Casey, Clark , Clay, Estill, Fayette, Fleming, Franklin, Garrard, Harrison , Jackson, Jessamine, Knott, Knox, Laurel, Lee, Lincoln, Madison, Magoffin, Menifee, Mercer, Montgomery, Morgan, Nickolas, Owsley, Perry, Powell, Pulaski , Robertson, Rockcastle, Rowan, Russell, Scott, Wayne, Whitley, Wolfe, Woodford.

[Exhibit "B" is continued on following page.]

TO BE INITIALED BY BOTH PARTIES:
FRANCHISOR: /s/CC DEVELOPER: /s/MP

EXHIBIT "B"

POPEYES LOUISIANA KITCHEN DEVELOPMENT AGREEMENT

DESCRIPTION OF DEVELOPMENT AREA

Louisville, KY DMA: The following counties within the Louisville, KY DMA and shown on the Territory Map attached hereto as Schedule VII:

A.
Counties within the State of Kentucky: Adair, Breckinridge, Bullitt, Carroll, Grayson, Green, Hardin , Henry, Jefferson, Larue, Marion, Meade, Nelson, Oldham, Shelby, Spencer, Taylor, Trimble, Washington.

B.	Counties within the State of Indiana : Clark , Crawford, Floyd, Harrison, Jackson, Jefferson, Jennings, O range, Scott, Washington.

Jackson, TN DMA: The following counties within the Jackson, TN DMA and shown on the Territory Map attached hereto as Schedule VIII:

A.	Counties within the State of Tennessee: Carroll, Chester , Gibson, Hard in, Henderson, Madison.

(Exhibit "B" is continued on following page.]

TO BE INITIALED BY BOTH PARTIES:
FRANCHISOR: /s/CC DEVELOPER: /s/MP

EXHIBIT "B"

POPEYES LOUISIANA KITCHEN
DEVELOPMENT AGREEMENT

DESCRIPTION OF DEVELOPMENT AREA

Developer acknowledges that the following sites are (i) located within the Development Area, and (ii) to be developed by other Popeyes franchisees under separate agreements with Franchisor:**

A one (l) mile radius around the following intersections shown on the Territory Map depicting the Counties within the Memphis, TN OMA attached hereto as Schedule I:

I.	Poplar Ave & Kirby Pkwy, Germantown, TN;

2.	Poplar Ave & S Highland St, Memphis TN;

3.	Summer Ave & Waring Rd, Memphis, TN; and

4.	Houston Levee Rd & Macon Rd, Cordova, TN.

A two (2) mile radius around the following intersections shown on the Territory Map depicting the Counties within the Louisville, KY DMA attached hereto as Schedule VII:

I.	Bardstown Rd & I 265, Louisville, KY;

2.	Outer Loop & Preston Hwy, Louisville, KY; and

3.	Westport Rd & I 265N, Worthington, KY.

**In the event Developer purchases any of the foregoing sites or 100% of the equity interests in the entity that controls such sites as of the date hereof, or all or substantially all of the assets of such entity including the rights to develop such sites, in such cases, prior to the opening of such site for business to the public as a Popeyes restaurant, then Developer's subsequent· development and opening of any such site for business to the public as a Popeyes restaurant will count towards Developer's Cumulative Net Opening Target for the applicable Year.

TO BE INITIALED BY BOTH PARTIES:
FRANCHISOR: /s/CC DEVELOPER: /s/MP

EXHIBIT “C”

POPEYES LOUISIANA KITCHEN
DEVELOPMENT AGREEMENT

LEASE ADDENDUM

This Lease Addendum (this “Addendum”) is made this day of         , 20 , by and between             , a         (together with    its    successors    and        assigns,    “Landlord”),            and
    , a     (“Tenant”).

W I T N E S S E T H:

Notwithstanding anything to the contrary in that lease by and between the parties executed contemporaneously herewith (the “Lease”), the parties agree as follows:

1)
The Lease may be assigned at any time by Tenant to Popeyes Louisiana Kitchen, Inc., a Minnesota corporation (“Popeyes”) or its affiliates, and then by Popeyes or its affiliates, if they so choose, to another Popeyes franchisee, both with Popeyes’ approval and agreement of course, and with the consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed (without payment of any assignment fee or similar charge or increase in any rentals payable to Landlord). Popeyes shall be released from all liability under the Lease or related to the Premises, effective as of the date of assignment or subleasing the Premises to an approved Popeyes franchisee, but otherwise all other assignors shall remain obligated under the Lease notwithstanding such assignment.

2)
Landlord shall copy Popeyes (at 400 Perimeter Center Terrace, Suite 1000, Atlanta, GA 30346; Attn: VP of Development with a concurrent copy to the Attn: Franchise Administration) on any amendments, assignments of the Lease and/or notice it gives to Tenant under the Lease. If Landlord is not required to give notice to Tenant concerning some types of defaults under the Lease, then Landlord shall give a courtesy written notice to Popeyes at least ten (10) days before pursuing any remedies under the Lease unless to so delay would irrevocably harm Landlord.

3)
In the event Tenant defaults under the Lease and fails to cure such default within the applicable cure period, Popeyes may (but is not obligated to), at its option, either (a) cure Tenant's default in accordance with the terms of the Lease, or (b) assume the Lease and Tenant's obligations hereunder. If Popeyes elects to assume the Lease, then Popeyes shall be obligated only for obligations under the Lease arising on or after the effective date of its assumption of the Lease. In either event, the Lease shall remain in full force and effect. Landlord, Tenant, and Popeyes agree to execute all documents necessary to affect such an assignment. Popeyes may then assign the Lease or sublease the Premises to another Popeyes franchisee of Popeyes with the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and Popeyes shall be released from all liability under the

Lease or related to the Premises, effective as of the date of assignment or subleasing to another Popeyes franchisee.

4)
If Tenant for any reason ceases to operate as a franchisee of Popeyes under the Popeyes Chicken & Biscuits or Popeyes Louisiana Kitchen system, or if the Lease terminates for any reason and Popeyes does not assume it, as provided above, or if Popeyes or one of its affiliates or franchisees becomes the Tenant hereunder but the Lease subsequently terminates for any reason, then the tenant at such time and Popeyes, if not the tenant hereunder, shall have the right to remove from the Premises any and all items of a proprietary nature, including, without limitation, all items having on them, or themselves constituting, trademarks, service marks, copyrights, tradenames or logos. Any such removal must be made within thirty (30) days following the date that Popeyes receives written notice of the expiration of the Lease or termination of Tenant's right to possession under the Lease, whichever occurs first, and the then-tenant or Popeyes, depending on who removes the items, shall promptly repair all damage to the Premises caused by such removal, and will leave the Premises in a safe and sanitary condition.

5)
Upon any assignment, or other method by which Popeyes, its affiliates, or another franchisee becomes tenant under the Lease, then Landlord shall permit such new tenant to make necessary repairs, modifications and upgrades so as to conform the Premises to Popeyes then-existing standards for similar restaurants.

6)	Popeyes is intended to be a third-party beneficiary of the foregoing provisions of the Addendum and as such may enforce such provisions in accordance with applicable law, having relied thereon.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized officers, who represent that they have authority to execute this Addendum on behalf of said entity.

Landlord:         Tenant:

By:         By:

Title:         Title:

Date:         Date:

EXHIBIT “D”

POPEYES LOUISIANA KITCHEN DEVELOPMENT AGREEMENT

ROFR PROCEDURES
Franchisor shall notify Developer about the proposed F-to-F Transfer and provide Developer with copies of the Purchase Agreement and all other information and documentation that Franchisor receives from the applicable franchisees relating to the F-to-F Transfer (collectively, the “ROFR Information”).
Within three (3) business days of Developer’s receipt of the ROFR Information, Developer may request reasonable additional information regarding the assets or other interests to be transferred and, to the extent such information is obtainable under the applicable Transferor Franchise Agreement, Franchisor will request such reasonable additional information from the transferor franchisee (the “Transferor”). After having delivered to Developer all reasonable information requested by Developer and obtainable under the Transferor Franchise Agreement, or, if any such information is not provided by the Transferor despite Franchisor’s request for same and Franchisor determines in its reasonable discretion that the requested reasonable additional information is not material to the proposed transaction, Franchisor will determine, in its reasonable discretion, the commencement of the exercise period under the ROFR (the “ROFR Exercise Period”), and provide Developer with written notice of the same, which ROFR Exercise Period will expire as set forth in the Transferor Franchise Agreement(s).
Developer will notify Franchisor in writing of its decision whether to request that Franchisor assign and transfer the ROFR to Developer, as and to the extent permitted under the Transferor Franchise Agreement (the “ROFR Notice”) at least three (3) days prior to the expiration of the ROFR Exercise Period. Upon receipt of a ROFR Notice, Franchisor will assign and transfer the ROFR to Developer, as permitted under the Transferor Franchise Agreement and will consent and approve Developer’s exercise of the ROFR. Thereafter, Developer will exercise the ROFR in accordance with the Transferor Franchise Agreement and take all further action necessary to consummate the F-to-F Transfer in accordance with the Purchase Agreement.
In the event that the Transferor or any other Person challenges the transfer and assignment of the ROFR to Developer or the exercise of the ROFR by Developer, Developer will engage counsel reasonably acceptable to Franchisor to represent the mutual interests of Franchisor and Developer in order to contest such challenge. However, Developer acknowledges and agrees that Franchisor has not made any representations or warranties to Developer about the enforceability of the ROFR or the assignment of the ROFR to Developer. Accordingly, Developer agrees to bear its own risk regarding the validity of the enforceability of the ROFR and the assignment of the ROFR, and to bear its own costs and expenses including but not limited to all due diligence and other transactional costs and all attorneys’ fees and costs in connection with the ROFR.

Notwithstanding the ROFR Procedures set forth above, Franchisor may, at its sole discretion, by written notice to the Transferor and Developer, elect to have Developer control the ROFR process directly with the Transferor, whereupon Developer will do so.
For the avoidance of doubt, Franchisor shall have no obligation to assign its ROFR or otherwise follow these ROFR Procedures with respect to a Purchase Agreement (or any other transaction) involving (a) the issuance of new shares to the owners of the Transferor, (b) a change in ownership of a Transferor which does not give rise to both a change in management and a change in control over the Transferor, (c) the transfer of assets or equity interests to a family member for estate planning purposes or by reason of the Laws of inheritance or descent, or (d) a Popeyes Restaurant located outside of the Development Area.